Exhibit 99.3

Company Name: Torchlight Energy Resources, Inc. (TRCH) & Metamaterial Inc.

Event: 33rd Annual Roth Conference

Date: March 11, 2021

<<John Brda, President and Chief Executive Officer-Torchlight Energy Resources, Inc.>>

Good afternoon, everyone. This is John Brda, CEO of Torchlight Energy, ticker symbol, TRCH. And I have with me today, George Palikaras, the CEO of Metamaterial, Inc., our merger partner that we've announced back in December. Today, we'll be discussing some brief overview about the transaction as well as the transaction merits. And then in addition to that, George will give a brief presentation on what you can expect from Metamaterial going forward after the merger is complete.

During this presentation, management may make forward-looking statements, which involves significant risks and uncertainties that could cause actual results to differ materially.

Okay. Let's talk a little bit about the transaction overview. The structure of the deal is a reverse takeover of Torchlight, which is a NASDAQ-listed company by Metamaterial, by way of a plan of arrangement. Torchlight’s prearrangement shareholders will receive approximately 25% of the new combined company post-closing and META shareholders will receive approximately 75% ownership in the combined company. Prior to the effective date of the closing, we will issue and declare a Series A preferred stock to the shareholders of record of Torchlight just before we close. And this will represent 100% of the value of our existing oil and gas assets. This Series A preferred stock dividend will be unregistered and not freely tradable. In addition, the preferred shareholders will have the right to receive any and all cash dividends on a per preferred share basis of any net proceeds received from the sale of the disposition of the oil and gas assets owned by Torchlight prior to the earlier of December 31 or six months from the closing of the arrangement. During the sale period, the company may spin off or sell any of the remaining oil and gas assets. And last but not least the current management team of META will operate the combined company post-closing.

Let's look at the transaction merits. From a Torchlight perspective, we have a tremendous legacy value in oil and gas assets. And prearrangement, the Torchlight shareholders still keep that and maintain that exposure to the oil and gas assets via the preferred dividend. But in addition to that, we are receiving 25% of the combined business with META. And why we think this is a value to our shareholders is really the purpose of this call today. George is going to give you the new vision that we are very excited about.

<<George Palikaras, President and Chief Executive Officer-Metamaterial Inc.>>

And thank you very much, John. I will go through the slides talking about the transaction opportunity, the business merits and our strategy on a go-forward basis. Please be advised just like John mentioned earlier that we may also be making some forward-looking statements.

Now META is a platform technology company. We enable our OEM customers that could also range of industries to deliver breakthrough new products by designing, developing, and manufacturing our sustainable, highly functional materials. We are able to customize our products for different applications by designing new patterns or structures, while using the same processes and materials. For example, NanoWeb is a transparent metal mesh, which can de-fog and de-ice your windshield more efficiently than bulky systems that blow hot air and also has uses in 5G communications in touch screens. We're now scaling a number of these applications, as I will explain later in my presentation.

So to understand our technology, we need to take a step back. And many of the great advancements in human history have been enabled by new materials. For example, in the Silica days computers that once filled the rooms have been replaced by notebooks weighing less than 3 pounds. Shrinking feature sizes allow more performance to be packed into it cheap, often at a lower cost, powering smartphones and so many other high-tech and consumer products we enjoy. In semiconductor, this relentless progress is known as Moore's law.

Like modern semiconductors metamaterials are also involving and reproducing precise patterns. The pictures that you see on the top left are of optical metamaterials produced at the laboratory scale over the last few decades. These patterns are what gives them properties that are needed for a particular application. The challenge for the industry is to take these tiny patterns out of the laboratory and reproduce them at production scales. At META, we have three key advantages, speed, scale and cost.

We use AI artificial intelligence tools to allow us to rapidly develop new designs. Using semiconductor equipment, it costs us about $100,000 square meter to produce these designs. However, right now our cost is only $200 to $300 per meter square. This is a big breakthrough. We are developing proprietary roll-to-roll equipment to reproduce these nanostructures in volume, driving cost down to just a few dollars per square meter. You could think of these generational improvements as Moore's law for metamaterials.

And what about the market? Well, this is a large market opportunity for metamaterials, and it's driven by the performance, not only of what the OEMs need, but what the end users expect. In next generation products across many different applications driven by megatrends, for instance, in 5G, we have a new infrastructure rollout that is aiming to deliver broadband speeds wirelessly and in the electric vehicles, the electrification trend where demand is increasing the range, improving safety while creating lighter and lighter materials. Other segments include medical, energy and aerospace. Metamaterials can also replace scarce raw materials such as indium-tin-oxide and other types of rare earth metals and precious metals where supply chains are heavily concentrated in Asia for example. Now let's look at some specific applications we're working on today.

In 5G, 5G networks promised to enable many new applications, but the deployment is costly and difficult, because the highest speed signals are blocked by trees, buildings and even your windows at home. META has developed a transparent window film to passively reflect and passively transmit the signal from the towers up above, down to the areas where coverage would otherwise be blocked.

What about indoors? This is where our transparent conductive film is highly customizable. By changing the way we pattern the film, we can help signals penetrate through glass, bringing better 5G and digital TV reception indoors without blocking the view, our films are transparent.

And in the automotive industry, if we connect our transparent film to a power source, we can de-ice and de-fog the sensors that allow advanced vehicles to see the world around them. You may have seen wiggle wires that are typically visible on the rear or the front window of a car, but you cannot use those, because they would interfere with the sensors. We apply our solution, which is totally invisible to the headlights, mirrors, windshields and windows of electric vehicles and conventional cars. Compared to blowing warm air on the windshield or using chemicals, our solution reduces bulk and weight, improving EV, range, and fuel economy for combustion engines.

We call our transparent conductive film NanoWeb, because the features are so small that they're invisible. The picture on the right is a transparent 5G antenna. We can make a whole range of antennas and sensors. NanoWeb doesn't use scarce materials like indium, and it's flexible enough for foldable phones.

Industry heavyweights like Tim Cook and Mark Zuckerberg have suggested that augmented reality will become the next major computing platform after the smartphone. There are two major challenges for this to happen; number one, to make the technology invisible, so you don't look like a robot; and number two to support prescription lenses, which is the majority of users require, it's more than 50% of the market. We recently acquired assets and IP that should allow us to develop a complete solution. And our process is more sustainable.

And there is more, in the medical space our mid to long-term roadmap, includes applications with multi-billion-dollar potential. For instance, how do you increase the image resolution of MRI scans by reducing their costs and increasing the speed of image acquisition? How do you detect earlier breast cancer without risking radiation or even doing so painlessly without compression of the breast? And how do you work in solving one of the holy grails in diabetes management to accurately measure glucose without drawing blood, without finger sticks. Some of these technology can be all summarized in the process that we have developed, where molecular biosensing is intended to miniaturize and drive the cost down for these testing equipments, bringing these technologies over the other side, outside of the hospital into point of care systems where you can benefit right at your home or your closest clinic. Potential application includes screening for COVID and identifying a range of other types of materials in the biosensing world.

Our business model is primarily B2B and we seek to work with the leading OEMs in our targeted sectors. We also did partnerships along the supply chain, and we have attracted significant government support. This has provided us with non-dilutive funding for our R&D.

And this is an important slide, we have few direct competitors in metamaterials, which is in bucket number one. META in this bucket is the only platform technology company, while the others are more of a narrowly product focused company. We have built over the last 10 years a multi-platform, multi technology, multi-application stream. We combine the high performance benefits of the semiconductor technology, which you see in bucket number four, with the cost effectiveness and scalability of the chemical and specialty materials companies that you see in bucket number two. Our products like NanoWeb are not only higher performing, but they're more sustainable replacements for incumbents like Indium Tin Oxide and specialty coatings. You may think of META as being similar to the emerging group like carbon nanotubes in bucket number three, however, they cannot yet deliver on their promise cost, and even if they do, the performance will not reach the levels that are required by the customers. Finally, you should notice that we have and seek to grow further partnerships with companies in several of these categories.

And here is a look about our intellectual property and know-how. We have been deliberate in building an IP portfolio to prepare for future competition and licensing. Together with our recent interglass acquisition, we now have over 150 patents covering a number of key elements, manufacturing applications and utility type patents.

Our team has recently expanded and strengthened our management with a new CFO, a new CTO, and a new Chief Marketing Officer.

In this slide, you see the next couple of years, investment priorities. Our top priority for the funds we recently raised with Torchlight is to build out our initial pilot scale roll-to-roll production facility and create capacity. The semiconductor industry is currently supply constrained, so lead times for equipment are a little stretched, this makes time to operation a bit fluid. However, we are building a new customer center to showcase our technology and train our partners. To meet opportunities in healthcare, and the other areas, we are also investing and adding headcount.

Our engagement with the OEM industry and as well as other partners typically progresses through a series of phases, beginning with sample testing and scaling towards production. We expect non-recurring engineering revenues to account for the majority of our revenue in 2021. The ultimate goal for high volume applications is to license our technology into facilities built by our customers. This is intended to drive upfront licenses along with multiple recurring revenue streams over a long period of time.

So to summarize, we believe at META that we are leading the next age of invisible, highly functional materials. We believe this is a new category. Over the last 10 years, we have built an international team of experts, have grown, successfully, an IP portfolio that protects both our applications and our manufacturing, as well as design processes. We have scaled development and manufacturing technologies, which has attracted a growing number of leading OEM customers and partners across the globe.

Since we are on the leading edge of an important new technology sector, we expect to receive ongoing government support. And listing on the NASDAQ should place META in a strong position to execute across a range of growth opportunities with a first mover advantage.

And I would just like to thank you everyone for joining us today, and I hope you enjoy the rest of the conference.

<<John Brda, President and Chief Executive Officer-Torchlight Energy Resources, Inc.>>

Thank you, George. Again, thank you to all our Torchlight shareholders, and thank you for Roth for hosting this event. Terrific presentation and we hope you enjoyed it as well. We look forward to meeting you on a one-on-one presentation here in the very near-future. Thank you.